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Exhibit 4.2

233 South Wacker Drive, Suite 28
Chicago, Illinois 60606
Tel 312-234-2732
Fax 312-234-3603

Bank of America, N. A.

TO:	Eldorado Resorts LLC c/o Eldorado Hotel and Casino P 0 Box 3399 Reno, NV 89505
ATTN:	Bob Jones
TEL:	775-786-5700
FAX:	775-343-7513
FROM:	Bank of America, NA. 233 South Wacker Drive—Suite 2800 Chicago, Illinois 60606 Robert OHara / Anik Khambhla
Date:	10OCT02
Our Reference No. 33490
Internal Tracking No. 406203 406204

UNWIND CONFIRMATION FOR SWAP TRANSACTION

Re:        Letter Agreement relating to the termination of the Transaction between Eldorado Resorts LLC and Bank of America, N.A. with our Reference Number as set forth above, with an Effective Date of 15AUG02, Termination Date of 15FEB05 and Notional Amount of USC 50,000,000.00.

Dear Sir/Madam,

We refer to the above Transaction (the Transaction) and the Confirmation entered into between you and us in relation thereto (the "Confirmation"). Capitalized terms used but not defined in this letter will have the meanings given to them in the Confirmation and Agreement referred to therein.

This letter agreement confirms our mutual agreement on 09OCT02 to terminate this Transaction in advance of its scheduled Termination Date.

In consideration of the early termination of this Transaction, USD 903,070.00 will be payable by us to you on or before 11OCT02 in respect of such termination. All future payment obligations of Bank of America N.A. and Eldorado Resorts LLC under this Transaction will be terminated upon our payment to you of such settlement amount.

This letter agreement shall be governed by and construed in accordance with the Governing Law as stated in the Confirmation or if not stated in the Confirmation, then in the Agreement referred to therein.

Account Details:

Account for payments to Eldorado Resorts LLC:
USD
NAME:	Bank of America
CITY:	Nevada
ABA#:	122400724
NAME:	Eldorado Resorts LLC
ACCT:	000470041 054

Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by returning via telecopier an executed copy of this Confirmation to the attention of Global Derivative Operations at (fax no.(312) 234-3603).

Yours Sincerely,
Bank America, N.A.
/s/ DAVE WALKER Dave Walker Senior Vice President Authorized Signatory
Accepted and confirmed as of the date first written:
Eldorado Resorts LLC
By:	/s/ DONALD L. CARANO
Name:	Donald L. Carano
Title:	Chief Executive Officer
Our Reference # 33490 406203

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  Exhibit 4.2